EXHIBIT 99.1
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Dear Colleagues,

As we enter 2008, I'd like to extend my warm wishes to you, and provide you with a brief update on our activities.

I am very pleased with our progress toward achieving our objectives, as we continue to strengthen our business in the context of the Framework for Profitable Growth. As we continue to see improvement in the business strength of the company, I would like to ensure that we stay focused in the next two weeks on what looks like a strong finish to fiscal 2007, and ready ourselves to make 2008 an even better year. Let's leverage the business momentum we have to assure that our current market leadership, along with our best-in-class products and people -- all aligned to make our customers successful -- leads to world class business performance.

We are currently implementing a number of actions to ensure that this promise is fulfilled. As you may know, last week the senior leadership team conducted a week-long strategic and operational review of our entire business. Driven by all the facts reflected in our business, the feedback you provided through the employee survey, as well as my interactions with a large number of customers and employees, we have made some clear decisions that will result in the reshaping of Comverse in the way we face our customers, and build and service our products.

With a strong focus on high quality of products, high quality of service, and our customers' success, we have come to several conclusions, that will present a single, unified face to our customers, with a more consistent and cohesive message, and a more responsive and efficient product delivery and service process.

To achieve this result, we will be building:

o product groups focused on developing high quality products around our core competencies and emerging innovations that, through a more market-driven organization, will be aligned with our customers' needs;
o improved delivery and service capability focused on customer satisfaction and profitability;
o a fully-empowered sales organization, responsible for sales and customer relationship management.

This new alignment we will be implementing should yield powerful results in the future, as we leverage our leadership in messaging, content and billing, and develop emerging opportunities such as converged IP communications, as well as future areas of investment.

We will be developing the details around the new alignment in the coming weeks. Some of you will be called upon to participate as we develop, refine and implement our operational, organizational, and strategic plans, and I am




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committed to communicate with you on an ongoing basis, as more details are available, and as progress milestones are achieved. Each one of you has a role in our success, and I ask you to continue and focus on our operational performance, and rally behind the new Comverse we are building.

I am optimistic about the future of Comverse, and I believe 2008 will be a breakthrough year for the company, and serve as the foundation for the new Comverse. We enter the new year in a positive position, and we are building a plan that should result in continued improvement in 2008.

In addition, we are working diligently to complete the accounting work necessary to once again become current in our financial filings, and re-list our shares on a major exchange.

I am confident that 2008 will be the year in which we emerge with tangible evidence of our significant operational improvement, and refocus attention on the quality, position and value of this outstanding company. I know you will stay focused on the operational activities of the day, contribute to a strong finish to Q4, and carry that positive momentum into 2008.

I want to again thank you for your ongoing effort and commitment, and wish everyone a successful quarter and a joyful and prosperous New Year.


Best regards,

/s/  Andre Dahan

Andre Dahan














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